Exhibit 99.(c)(6)

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Illustrative Future Trading - Heron Management Forecast

$100.00
$90.00
$80.00
$70.00
$60.00
$50.00
$40.00
$30.00
$20.00
$10.00
$0.00
1 Year
2 Years
3 Years
4 Years
$38
$34
$33
$32
$31
$51
$41
$39
$36
$33
$81
$58
$54
$47
$42
$89
$57
$51
$43
$37
Future Value
PV @ 12%
PV @ 15%
PV @ 20%
PV @ 25%
Unaffected
Price: $36.44

DRAFT

7

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Indexed Stock Price Performance

Stock Price Performance - December 31, 2003 - June 1, 2004

DRAFT

130
120
110
100
90
80
70
60
12/31/03
01/19/04
02/05/04
02/24/04
03/12/04
03/31/04
04/19/04
05/06/04
06/01/04
Tier I Biotech 15.5%
NASDAQ Biotech 6.1%
Amex Biotech 5.8%
NASDAQ (0.6)%
Heron (20.9)%
Heron
Amex Biotech
NASDAQ Biotech
NASDAQ
Tier I Biotech (1)

Source: FactSet

8

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Heron Stock Price Performance

Stock Price Performance - December 31, 2003 - June 1, 2004

January 6, 2004
Analyst downgrade
January 8, 2004
Proleukin data
January 28, 2004
4Q03 earnings
March 18, 2004
TFPI conference call
March 2, 2004
TFPI conference call announcement
March 19, 2004
Tezacitabine update
April 22, 2004
1Q04 earnings
Stock Price ($)
58
55
52
49
46
43
40
Volume in Thousands
6,000
5,000
4,000
3,000
2,000
1,000
0
12/31/2003
1/21/2004
2/9/2004
2/27/2004
3/17/2004
4/5/2004
4/23/2004
5/12/2004
6/1/2004
Volume
Price

DRAFT

Source: FactSet

9

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Project Heron

Supplementary Discussion Materials

PRELIMINARY | SUBJECT TO FURTHER REVIEW AND EVALUATION

September 2005

DRAFT

THESE MATERIALS MAY NOT BE USED OR RELIED UPON FOR ANY PURPOSE OTHER THAN AS SPECIFICALLY CONTEMPLATED BY A WRITTEN AGREEMENT WITH CREDIT SUISSE FIRST BOSTON AND MORGAN STANLEY.

Neptune Process to Date

In pursuing an acquisition of Heron, Neptune has followed the procedures outlined in the Governance Agreement

•                  Neptune has proposed a “Buyout Transaction”, which under the Governance Agreement can be done “only in accordance with . . . [specified] procedures”

•                  Neptune made its initial $40 offer publicly

•                  Heron publicly rejected Neptune’s offer

•                  Neptune, through its bankers and attorneys, has initiated a confidential negotiating process in an effort to arrive at a transaction

•                  Neptune’s actions to date have been influenced by its disclosure obligations under Section 13 of the securities laws

•                  Under the Governance Agreement, if a majority of the Independent Directors do not approve the buyout offer within four months of its first being proposed, Novartis can withdraw or seek arbitration of the Third Party Sale Value

Project Heron - Potential Further Neptune Actions

Neptune’s bankers suggested a process in a call on 9/9:

•                  Neptune’s objective is to engage in confidential discussions to reach an agreement or conclude that no agreement can be reached

•                  Process would result in either the public announcement of a transaction or that the offer has been withdrawn

Alternatively, Neptune could consider a range of other actions:

•                  Publicly disclose that Neptune is pursuing discussions with Heron

•                  Publicly disclose a new offer

•                  Attempt to pursue confidential discussions directly with one or more Heron board members

•                  Slow down the process and determine to wait and do nothing

•                  Withdraw offer publicly and terminate discussions completely at this time

•                  Withdraw offer publicly and announce intention to sell its 42% interest in Heron

•                  Withdraw offer publicly and pursue confidential discussions at the Heron board level regarding restructuring of Heron including spin-off and/or sale of individual businesses or Heron in total

•                  Withdraw offer publicly and pursue discussions regarding purchase of vaccines business

•                  Breach the Governance Agreement and commence a tender offer for Heron

Note:  Pursuant to the Governance Agreement, if Neptune withdraws the offer it would be unable to make another offer for twelve months

Pro Forma EPS Impact

Assumes No Synergies

($MM, except per share amounts)

					Heron Management
	Neptune - Standalone				Pro Forma Basis
Projections	CY2006		CY2007		CY2006		CY2007
Unadjusted Net Income	$7,064		$7,824		$312		$380
Heron Contribution (1)	101		116		—		—

EPS	$3.05		$3.41		$1.58		$1.91
P/E (2)	16.0	x	14.3	x	23.1	x	19.1	x
Weighted Average Shares	2,316		2,296		197		199

Price		Trans.		After-
per		FD	Less	Tax	Purchase	Excluding Amortizatation of Allocated Intangibles Expense						Including Amortizatation of Allocated Intangibles Expense
Heron	Prem.	Equity	Neptune	Interest	Price					Pre-Tax Syn. For						Pre-Tax Syn. For
Share	to	Value	Curr.	Expense	Amort.	NewCo EPS		Accretion / (Dilution)		No Dilution (7)		NewCo EPS		Accretion / (Dilution)		No Dilution (7)
(2)	Unaffected	(3)	Own.(4)	(5)	(6)	CY2006	CY2007	CY2006	CY2007	CY2006	CY2007	CY2006	CY2007	CY2006	CY2007	CY2006	CY2007
$36.44	0%	$6,911	$4,021	$133	$142	$3.08	$3.46	1.1%	1.7%	NM	NM	$3.02	$3.40	(0.9)%	(0.1)%	$87	$15
40.00	10%	7,616	4,443	147	159	3.08	3.46	0.9%	1.5%	NM	NM	3.01	3.39	(1.4)%	(0.5)%	129	57
41.00	13%	7,813	4,561	151	164	3.08	3.46	0.8%	1.4%	NM	NM	3.00	3.39	(1.5)%	(0.7)%	141	69
42.00	15%	8,011	4,680	155	169	3.07	3.46	0.8%	1.4%	NM	NM	3.00	3.38	(1.6)%	(0.8)%	152	80
43.00	18%	8,212	4,801	159	174	3.07	3.45	0.7%	1.3%	NM	NM	3.00	3.38	(1.7)%	(0.9)%	165	93
44.00	21%	8,416	4,926	164	179	3.07	3.45	0.7%	1.3%	NM	NM	2.99	3.37	(1.9)%	(1.0)%	177	105
45.00	23%	8,620	5,051	168	185	3.07	3.45	0.6%	1.2%	NM	NM	2.99	3.37	(2.0)%	(1.1)%	189	117
46.00	26%	8,824	5,176	172	190	3.07	3.45	0.5%	1.2%	NM	NM	2.98	3.37	(2.1)%	(1.2)%	202	130
47.00	29%	9,028	5,300	176	195	3.07	3.45	0.5%	1.1%	NM	NM	2.98	3.36	(2.3)%	(1.4)%	214	142
48.00	32%	9,232	5,425	180	200	3.06	3.44	0.4%	1.1%	NM	NM	2.98	3.36	(2.4)%	(1.5)%	227	155
49.00	34%	9,443	5,557	184	206	3.06	3.44	0.4%	1.0%	NM	NM	2.97	3.35	(2.5)%	(1.6)%	240	168
50.00	37%	9,655	5,689	189	211	3.06	3.44	0.3%	1.0%	NM	NM	2.97	3.35	(2.7)%	(1.7)%	253	181
51.00	40%	9,866	5,821	193	217	3.06	3.44	0.2%	0.9%	NM	NM	2.96	3.34	(2.8)%	(1.9)%	266	194
52.00	43%	10,077	5,953	198	222	3.06	3.44	0.2%	0.9%	NM	NM	2.96	3.34	(3.0)%	(2.0)%	279	207
53.00	45%	10,289	6,085	202	228	3.05	3.43	0.1%	0.8%	NM	NM	2.96	3.34	(3.1)%	(2.1)%	292	220
54.00	48%	10,504	6,221	206	233	3.05	3.43	0.1%	0.7%	NM	NM	2.95	3.33	(3.2)%	(2.2)%	306	234
55.00	51%	10,719	6,357	211	239	3.05	3.43	(0.0)%	0.7%	1	NM	2.95	3.33	(3.4)%	(2.4)%	319	247
56.00	54%	10,934	6,492	216	244	3.05	3.43	(0.1)%	0.6%	7	NM	2.94	3.32	(3.5)%	(2.5)%	333	261
57.00	56%	11,150	6,628	220	250	3.05	3.43	(0.1)%	0.6%	13	NM	2.94	3.32	(3.7)%	(2.6)%	347	274
58.00	59%	11,365	6,764	225	256	3.04	3.42	(0.2)%	0.5%	19	NM	2.93	3.31	(3.8)%	(2.8)%	360	288
59.00	62%	11,580	6,900	229	261	3.04	3.42	(0.3)%	0.4%	25	NM	2.93	3.31	(4.0)%	(2.9)%	374	302
60.00	65%	11,795	7,036	234	267	3.04	3.42	(0.3)%	0.4%	31	NM	2.92	3.30	(4.1)%	(3.0)%	387	315

Price		Trans.		After-
per		FD	Less	Tax	Purchase	Excluding Amortizatation of Allocated Intangibles Expense						Including Amortizatation of Allocated Intangibles Expense
Heron	Prem.	Equity	Neptune	Interest	Price					Pre-Tax Syn. For						Pre-Tax Syn. For
Share	to	Value	Curr.	Expense	Amort.	NewCo EPS		Accretion / (Dilution)		No Dilution (7)		NewCo EPS		Accretion / (Dilution)		No Dilution (7)
(2)	Unaffected	(3)	Own.(4)	(5)	(6)	CY2006	CY2007	CY2006	CY2007	CY2006	CY2007	CY2006	CY2007	CY2006	CY2007	CY2006	CY2007
$36.44	0%	$6,911	$4,021	$133	$142	$3.08	$3.46	1.1%	1.7%	NM	NM	$3.02	$3.40	(0.9)%	(0.1)%	$87	$15
40.00	10%	7,616	4,443	147	159	3.08	3.46	0.9%	1.5%	NM	NM	3.01	3.39	(1.4)%	(0.5)%	129	57
41.00	13%	7,813	4,561	151	164	3.08	3.46	0.8%	1.4%	NM	NM	3.00	3.39	(1.5)%	(0.7)%	141	69
42.00	15%	8,011	4,680	155	169	3.07	3.46	0.8%	1.4%	NM	NM	3.00	3.38	(1.6)%	(0.8)%	152	80
43.00	18%	8,212	4,801	159	174	3.07	3.45	0.7%	1.3%	NM	NM	3.00	3.38	(1.7)%	(0.9)%	165	93
44.00	21%	8,416	4,926	164	179	3.07	3.45	0.7%	1.3%	NM	NM	2.99	3.37	(1.9)%	(1.0)%	177	105
45.00	23%	8,620	5,051	168	185	3.07	3.45	0.6%	1.2%	NM	NM	2.99	3.37	(2.0)%	(1.1)%	189	117
46.00	26%	8,824	5,176	172	190	3.07	3.45	0.5%	1.2%	NM	NM	2.98	3.37	(2.1)%	(1.2)%	202	130
47.00	29%	9,028	5,300	176	195	3.07	3.45	0.5%	1.1%	NM	NM	2.98	3.36	(2.3)%	(1.4)%	214	142
48.00	32%	9,232	5,425	180	200	3.06	3.44	0.4%	1.1%	NM	NM	2.98	3.36	(2.4)%	(1.5)%	227	155
49.00	34%	9,443	5,557	184	206	3.06	3.44	0.4%	1.0%	NM	NM	2.97	3.35	(2.5)%	(1.6)%	240	168
50.00	37%	9,655	5,689	189	211	3.06	3.44	0.3%	1.0%	NM	NM	2.97	3.35	(2.7)%	(1.7)%	253	181
51.00	40%	9,866	5,821	193	217	3.06	3.44	0.2%	0.9%	NM	NM	2.96	3.34	(2.8)%	(1.9)%	266	194
52.00	43%	10,077	5,953	198	222	3.06	3.44	0.2%	0.9%	NM	NM	2.96	3.34	(3.0)%	(2.0)%	279	207
53.00	45%	10,289	6,085	202	228	3.05	3.43	0.1%	0.8%	NM	NM	2.96	3.34	(3.1)%	(2.1)%	292	220
54.00	48%	10,504	6,221	206	233	3.05	3.43	0.1%	0.7%	NM	NM	2.95	3.33	(3.2)%	(2.2)%	306	234
55.00	51%	10,719	6,357	211	239	3.05	3.43	(0.0)%	0.7%	1	NM	2.95	3.33	(3.4)%	(2.4)%	319	247
56.00	54%	10,934	6,492	216	244	3.05	3.43	(0.1)%	0.6%	7	NM	2.94	3.32	(3.5)%	(2.5)%	333	261
57.00	56%	11,150	6,628	220	250	3.05	3.43	(0.1)%	0.6%	13	NM	2.94	3.32	(3.7)%	(2.6)%	347	274
58.00	59%	11,365	6,764	225	256	3.04	3.42	(0.2)%	0.5%	19	NM	2.93	3.31	(3.8)%	(2.8)%	360	288
59.00	62%	11,580	6,900	229	261	3.04	3.42	(0.3)%	0.4%	25	NM	2.93	3.31	(4.0)%	(2.9)%	374	302
60.00	65%	11,795	7,036	234	267	3.04	3.42	(0.3)%	0.4%	31	NM	2.92	3.30	(4.1)%	(3.0)%	387	315

Note:  Based on Heron Management Forecast as of August 2005, and Citigroup analyst research dated July 18, 2005, for Heron and Neptune, respectively.

(1)          Represents 42% of Heron GAAP net income (less assumed Heron tax expense) based on Street estimates, which is excluded from Neptune net income in the calculation of NewCo EPS.

(2)          Based on current prices of $48.75 and $36.44 for Neptune and Heron, respectively, as of August 31, 2005.

(3)          Based on Heron primary shares of 187.9MM and options schedule from 10-K for the period ended December 31, 2004.

(4)          Excludes 79.3MM primary shares held by Neptune.

(5)          Based on an pretax interest rate of 4.0% and Neptune tax rate of 17.0%.

(6)          Assumes allocated intangibles of 50% of the difference between (a) the purchase price for public float and (b) 58% of Heron tangible book value of $1,042. Assumes 10 year average life.

(7)          Based on Heron pro forma tax rate of 25.0%.

Framing the Synergy Potential: Heron Expense Breakout by Division

($MM)

	Heron Calendar Year Projections
	Biopharma		Vaccines		Blood Testing		Corporate		Total
	2006E	2007E	2006E	2007E	2006E	2007E	2006E	2007E	2006E	2007E

Revenue	$612	$652	$921	$998	$609	$701	$81	$86	$2,222	$2,437

COGS	159	177	450	451	225	264	0	0	834	892
% Margin	26%	27%	49%	45%	37%	38%	0%	0%	38%	37%

Operating Expenses

R&D	297 *	305 *	150 *	151 *	32	45	3	3	482	504
% Margin	49%	47%	16%	15%	5%	6%	3%	3%	22%	21%

S&M	145 *	163 *	111	115	45	49	0	0	301	326
% Margin	24%	25%	12%	11%	7%	7%	0%	0%	14%	13%

G&A	31	32	50	54	5	5	115	119	202 *	210 *
% Margin	5%	5%	5%	5%	1%	1%	142%	140%	9%	9%

Other Operating Expenses	13	13	0	0	0	0	1	1	14	14

Total OpEx	486	513	311	320	82	98	119	123	999	1,055
% Margin	79%	79%	34%	32%	14%	14%	147%	144%	45%	43%

EBIT	(33)	(39)	159	227	301	339	(38)	(38)	389	490
% Margin	(5)%	(6)%	17%	23%	49%	48%	(47)%	(44)%	18%	20%

Source: Heron management forecast as of August 2005.

*                  Potential cost savings areas include: R&D investment, R&D efficiencies, S&M overlap with certain Neptune products and general G&A redundancies

Selected cost buckets represent ~$800MM of addressable cost structure in 2006

Including Synergies - Illustrative Pre-tax Synergies of $400MM Per Year

($MM, except per share amounts)

					Heron Management
	Neptune - Standalone				Pro Forma Basis
Projections	CY2006		CY2007		CY2006		CY2007
Unadjusted Net Income	$7,064		$7,824		$312		$380
Heron Contribution (1)	101		116		—		—
Pre-Tax Synergies	—		—		400		400
Adjusted Net Income	—		—		612		680

EPS	$3.05		$3.41		$3.10		$3.42
P/E (2)	16.0	x	14.3	x	11.8	x	10.7	x
Weighted Average Shares	2,316		2,296		197		199

Price per			Less			Excluding Amortizatation				Including Amortizatation
Heron	Prem.	Trans.	Neptune	After-Tax	Purchase	of Allocated Intangibles Expense				of Allocated Intangibles Expense
Share	to	FD Equity	Curr.	Interest	Price	NewCo EPS		Accretion / (Dilution)		NewCo EPS		Accretion / (Dilution)
(2)	Unaffected	Value (3)	Own.(4)	Expense (5)	Amort.(6)	CY2006	CY2007	CY2006	CY2007	CY2006	CY2007	CY2006	CY2007
$36.44	0%	$6,911	$4,021	$133	$142	$3.21	$3.60	5.3%	5.5%	$3.15	$3.53	3.3%	3.7%
40.00	10%	7,616	4,443	147	159	3.21	3.59	5.1%	5.3%	3.14	3.52	2.9%	3.3%
41.00	13%	7,813	4,561	151	164	3.21	3.59	5.1%	5.3%	3.13	3.52	2.8%	3.2%
42.00	15%	8,011	4,680	155	169	3.20	3.59	5.0%	5.2%	3.13	3.51	2.6%	3.1%
43.00	18%	8,212	4,801	159	174	3.20	3.58	5.0%	5.2%	3.13	3.51	2.5%	2.9%
44.00	21%	8,416	4,926	164	179	3.20	3.58	4.9%	5.1%	3.12	3.50	2.4%	2.8%
45.00	23%	8,620	5,051	168	185	3.20	3.58	4.8%	5.1%	3.12	3.50	2.2%	2.7%
46.00	26%	8,824	5,176	172	190	3.20	3.58	4.8%	5.0%	3.11	3.50	2.1%	2.6%
47.00	29%	9,028	5,300	176	195	3.19	3.58	4.7%	5.0%	3.11	3.49	2.0%	2.5%
48.00	32%	9,232	5,425	180	200	3.19	3.57	4.7%	4.9%	3.11	3.49	1.8%	2.4%
49.00	34%	9,443	5,557	184	206	3.19	3.57	4.6%	4.9%	3.10	3.48	1.7%	2.2%
50.00	37%	9,655	5,689	189	211	3.19	3.57	4.5%	4.8%	3.10	3.48	1.6%	2.1%
51.00	40%	9,866	5,821	193	217	3.19	3.57	4.5%	4.7%	3.09	3.47	1.4%	2.0%
52.00	43%	10,077	5,953	198	222	3.19	3.57	4.4%	4.7%	3.09	3.47	1.3%	1.8%
53.00	45%	10,289	6,085	202	228	3.18	3.57	4.4%	4.6%	3.09	3.47	1.1%	1.7%
54.00	48%	10,504	6,221	206	233	3.18	3.56	4.3%	4.6%	3.08	3.46	1.0%	1.6%
55.00	51%	10,719	6,357	211	239	3.18	3.56	4.2%	4.5%	3.08	3.46	0.9%	1.5%
56.00	54%	10,934	6,492	216	244	3.18	3.56	4.2%	4.5%	3.07	3.45	0.7%	1.3%
57.00	56%	11,150	6,628	220	250	3.18	3.56	4.1%	4.4%	3.07	3.45	0.6%	1.2%
58.00	59%	11,365	6,764	225	256	3.17	3.56	4.0%	4.3%	3.06	3.44	0.4%	1.1%
59.00	62%	11,580	6,900	229	261	3.17	3.55	4.0%	4.3%	3.06	3.44	0.3%	0.9%
60.00	65%	11,795	7,036	234	267	3.17	3.55	3.9%	4.2%	3.05	3.44	0.1%	0.8%

Note:  Based on Heron Management Forecast as of August 2005, and Citigroup analyst research dated July 18, 2005, for Heron and Neptune, respectively.

(1)          Represents 42% of Heron GAAP net income (less assumed Heron tax expense) based on Street estimates, which is excluded from Neptune net income in the calculation of NewCo EPS.

(2)          Based on current prices of $48.75 and $36.44 for Neptune and Heron, respectively, as of August 31, 2005.

(3)          Based on Heron primary shares of 187.9MM and options schedule from 10-K for the period ended December 31, 2004.

(4)          Excludes 79.3MM primary shares held by Neptune.

(5)          Based on an pretax interest rate of 4.0% and Neptune tax rate of 17.0%.

(6)          Assumes allocated intangibles of 50% of the difference between (a) the purchase price for public float and (b) 58% of Heron tangible book value of $1,042.  Assumes 10 year average life.

GlaxoSmithKline’s Acquisition of ID Biomedical	[LOGO]

Acquisition strengthens GlaxoSmithKline’s vaccine franchise and increases exposure to the North American market.

Transaction Highlights

•                  On September 7, 2005, GlaxoSmithKline announced a definitive agreement to acquire ID Biomedical in an all-cash deal for US$29.54 (C$35) per share, implying a value of approximately US$1.4bn (C$1.7bn)

•                  The purchase price represented a 13.6% premium to previous day’s close, and a 21.7% and a 46.8% premium to the closing price 1 week and 1 month prior to the announcement, respectively

•                  GSK will also assume responsibility for ID Biomedical’s net debt which was US$77 million at June 30, 2005

•                  Upon execution of the agreement, GSK has agreed to loan ID Biomedical up to US$120 million to repay term debt and finance its cash requirements to the anticipated closing date

•                  The acquisition has been approved unanimously by both GSK and ID Biomedical’s Board of Directors, but is subject to approval by ID Biomedical’s shareholders

Key Points and Rationale

•                  “The proposed acquisition of ID Biomedical is a unique strategic opportunity to increase current capacity of classic flu vaccines, to provide us with increased capacity for next generation flu vaccines under development and to help GSK prepare for the threat of a flu pandemic.”

- Jean-Pierre Garnier, CEO, GSK

•                  “Combined with our recent investment to double influenza vaccine production capacity at our facility in Dresden, Germany, and our recent purchase of the Marietta vaccine site in Pennsylvania, USA, … the acquisition of ID Biomedical could also represent a major step in GSK’s approach against pandemic flu threat.”

- Jean Stephenne, President of GSK Biologicals

Street Reaction to the Transaction

•                  “This company has a good U.S. and Canadian presence so to that extent can help Glaxo globally. They are also developing flu vaccines and Glaxo has been trying to bolster its presence in this market given recent concerns by governments over a global flu pandemix. This company clearly has influenza technology so it can help Glaxo with next generation flu products.”

- Gbola Amusa, Sanford Bernstein

•                  “The acquisition of IDBE would provide GSK with substantial manufacturing capacity for flu vaccines, with up to 75M doses annually.”

- Matt Geller, CIBC

ID Biomedical Historical Price and Volume Analysis

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Summary of Deal Statistics

(US$ in millions, except per share amounts)

Transaction Statistics

Price Per Share							$29.54

Premium to September 6, 2005							13.6	%(1)
Premium to August 5, 2005							46.8	%(2)

Fully-Diluted Equity Value							$1,428
Fully-Diluted Aggregate Value							1,506

Multiples(3)	LTM		CY05E		CY06E		CY07E
Revenue	63.7	x	26.9	x	6.8	x	4.2	x
EBIT	NM		NM		81.3	x	15.2	x
EPS	NM		NM		NM		24.6	x

GSK Share Price Reaction							0.6%

(1) Premium to September 6, 2005 calculated in C$ is 13.0%.

(2) Premium to August 5, 2005 calculated in C$ is 42.7%.

(3) Based on Wall Street Research dated 8/19/05.

Illustrative Future Trading - Heron Management Forecast

Illustrative Share Price - Assumes a P/E of 20x for Year 1, a P/E of 25x for Years 2-3, and a P/E of 20x for Year 4

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Note: This page illustrates an arithmetic exercise, prepared at your request, expressing certain hypothetical stock trading prices assuming Heron’s forecasts are realized and the application of a fixed future earnings multiple and various discount rates. Accordingly, this exercise is not intended to, and does not, reflect CSFB or Morgan Stanley’s view as to any future trading values of Heron’s common stock. Future stock trading prices are affected by many factors, many of which are beyond the control of Heron and are difficult to predict.

Indexed Stock Price Performance

Stock Price Performance - December 31, 2003 - June 1, 2004

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Source: FactSet

Note:      Tier 1 Biotech includes Amgen, Biogen Idec, Celgene, Genentech, Genzyme, Gilead and MedImmune; equal-weighted

Heron Stock Price Performance

Stock Price Performance - December 31, 2003 - June 1, 2004

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Date	Event	Commentary
January 6, 2004	Analyst downgrade to Neutral from Outperform	• Analyst felt that strong 2003 – 2004 flu season was fully reflected in stock. Target price unchanged

January 8, 2004	Heron announces positive preliminary Phase II Proleukin data in combination with Rituxan in NHL. Also announced that liquid formulation was not effective in 2 Phase I studies	• Investors seemed to give greater weight to formulation setback as Proleukin patents begin to expire in 2006

January 28, 2004	4Q03 earnings	• Earnings were in-line with consensus estimate

March 2, 2004	Announced conference call for TFPI

March 18, 2004	TFPI conference call	• Analysts reacted to call by noting high-risk nature of TFPI development

March 19, 2004	Tezacitabine discontinuation	• Discontinued based on Phase II data in gastroesophageal cancer

April 22, 2004	1Q04 earnings	• Heron earnings of $0.22 vs. consensus estimate of $0.28

Source: FactSet

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